Exhibit 4

CLEARCOMM, L.P.

AMENDMENT TO

AGREEMENT OF LIMITED PARTNERSHIP

This AMENDMENT TO THE AGREEMENT OF LIMITED PARTNERSHIP, dated as of November 30, 2005, (this “Amendment”), of ClearComm, L.P., a Delaware limited partnership (the “Partnership”), amending the Agreement of Limited Partnership, dated as of January 24, 1995, as previously amended, (the “Agreement”), is made and entered by and between SUPERTEL COMMUNICATIONS CORP., a Puerto Rico corporation, as the general partner of the Partnership (the “General Partner”), and LIMITED PARTNERS of the Partnership who hold in the aggregate a majority of the outstanding Partnership Units held by Limited Partners.  The limited partners of the Partnership shall be referred to herein as “Limited Partners” with the General Partner and the Limited Partners hereinafter referred to as the “Partners”.

WHEREAS, it is desired that the Agreement be amended to extend the latest date on which the Partnership will dissolve from December 31, 2005 to December 31, 2010.

NOW, THEREFORE, the parties hereby agree as follows:

1.             Amendment to Agreement.  Section 15.1 of the Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

15.1         Dissolution.

The Partnership shall be dissolved and its affairs shall be wound up upon the happening of the first to occur of the following:  (a) the sale or other disposition of all, or substantially all, of the Partnership’s assets; (b) entry of a decree of judicial dissolution of the Partnership; (c) 5:00 p.m. P.S.T., December 31, 2010; (d) a General Partner’s election to dissolve the Partnership (e) the election to dissolve by Limited Partners holding at least 75% of the then outstanding Units held by Limited Partners; or (f) a General Partner ceases to be a General Partner, pursuant to Article 13, unless (i) there remains at least one General Partner and, within 60 days after the date of such event, the remaining General Partner(s) elect to continue the business of the Partnership or (ii) if there is no remaining General Partner, the Limited Partners, within 90 days after the date of such event, elect, in accordance with section 10.3(a), to continue the business of the Partnership, in a reconstituted form if necessary, and elect a successor General Partner effective as of the date of such event.

2.             Effectiveness.  This Amendment shall be effective as of the date hereof.

3.             Governing Law.  The parties agree that this Amendment shall be construed and enforced in accordance with and governed by the law of the State of Delaware, excluding that body of law relating to conflicts of laws.

4.             Amendment.  The parties agree that on and after the date hereof, any reference in the Agreement to “this Agreement,” or words of like import, shall mean the Agreement as amended hereby.  The Agreement, as amended hereby, shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, this Amendment to Limited Partnership Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.

GENERAL PARTNER

SUPERTEL COMMUNICATIONS CORP.

By:	/s/Javier O. Lamoso
Javier O. Lamoso, President

and

LIMITED PARTNERS

Those Limited Partners who have consented to this
Amendment, together owning a majority of the
outstanding Partnership Units

By:          SUPERTEL COMMUNICATIONS

CORP., as attorney-in-fact

By:	/s/Javier O. Lamoso
Javier O. Lamoso, President